EXHIBIT 99.1

www.nts.com

NEWS RELEASE FOR June 13, 2011, at 6:00 A.M. EDT

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
jill@allencaron.com	raffy.lorentzian@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Reports Fiscal 2012
First Quarter Results

Calabasas, CA (June 13, 2011)…National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of testing and engineering services, today reported its financial results for the fiscal 2012 first quarter ended April 30, 2011, with year-over-year and sequential increases in net revenues, and an increase in profitability from the fiscal 2011 fourth quarter.

Revenues for the fiscal 2012 first quarter were $37.5 million, up 9.1 percent from $34.4 million in the fiscal 2011 fourth quarter and up 3.8 percent from $36.1 million in the first quarter of fiscal 2011. Year-over-year organic growth in the fiscal 2012 first quarter was $0.8 million, while the acquisition of Mechtronic Solutions (MSI) on December 16, 2010, accounted for $0.6 million of the increase.

President and CEO William C. McGinnis said that the Company’s revenue growth in the fiscal 2012 first quarter was strongest in the energy and telecommunications markets while revenue in the aerospace market improved over recent quarters. As noted in the Company’s fiscal year 2011 earnings announcement on May 2, 2011, first quarter results were expected to be negatively impacted by a continuation of the temporary weakness in the defense market and by delays in program funding caused by uncertainty arising from the federal government’s prolonged budget approval process that began in the fiscal 2011 fourth quarter.

Net income attributable to NTS for the first quarter of fiscal 2012 was $560,000, or $0.05 per basic and diluted share, an improvement from a net loss of $321,000, or $.03 loss per basic and diluted share in the fiscal 2011 fourth quarter. Net income attributable to NTS for the first quarter of fiscal 2011 was $3.5 million, or $0.37 per basic share and $0.35 per diluted share, which included a one-time net-of-tax gain of $1.7 million, or $0.17 per diluted share, from the sale of land. Excluding the $1.7 million net-of-tax gain from the sale of land, fiscal 2011 first quarter net income was $1.8 million, or $0.18 per diluted share. The income tax provision rate for the fiscal 2012 first quarter was 42.0 percent compared to 39.9 percent for the same period in the prior fiscal year.

“The conditions that impacted us in the fourth quarter of last fiscal year severely affected us in February of the fiscal 2012 first quarter,” McGinnis said. “However, with the alleviation of program funding delays, we experienced a steady increase in orders and rebounded very nicely in March and April bringing us back to a normalized revenue level.”

He said the Company’s backlog as of April 30, 2011 was $57.8 million, which included $3.7 million for MSI compared to the backlog of $54.5 million on April 30, 2010 for an increase of 6 percent. “With a strong backlog, an increase in demand for our services and the momentum that began during this fiscal year’s first quarter, we feel we are positioned for strong performance the rest of the year,” McGinnis added.

Fiscal 2012 first quarter performance was also affected by extraordinary selling, general and administrative costs including legal and advisory expenses related to acquisitions, shareholder matters, and litigation related to an employment matter and fee dispute. The company estimates these costs at approximately $800,000 for the quarter.

As previously announced, at the end of the fiscal 2011 fourth quarter and the beginning of the first quarter this fiscal year, NTS implemented a number of significant cost cutting measures that eliminated approximately $5 million in annualized costs, with approximately $3 million attributed to cost of sales and $2 million attributed to SG&A.

In addition to an improved business climate, which is driving organic growth, NTS is also seeing an increase in acquisition opportunities. McGinnis noted that NTS is continuing to make excellent progress on the execution of its long-standing strategic plan to grow the Company into a more diverse and comprehensive provider of testing and engineering services.

NTS is also pursuing a variety of growth initiatives including the evaluation of a number of new business opportunities, particularly internationally in the telecommunications and supply chain management markets in Asia.

McGinnis said that the Company has also been taking greater advantage of its sales resources over the last several months by increasing its efforts to sell its full line of services into each account, which is presenting new business opportunities with a number of existing major NTS customers. For instance, where previously the Company may have only focused on selling its testing services to an aerospace account, NTS is now approaching that customer and also offering supply chain and engineering services. “This is proving to be a successful strategy and it is beginning to generate incremental revenue,” McGinnis added.

Gross margins in February, which were severely impacted by the previously mentioned delays in the federal government’s program funding and budget approval process, rebounded to more normalized historical levels in March and April. Overall gross margin in the fiscal 2012 first quarter was 24.7 percent compared to 29.8 percent in the fiscal 2011 first quarter and 23.6 percent in the fourth quarter of fiscal 2011. With the business returning to a more normalized level and the benefit of the full cost- cutting activity in the future, gross margins are expected to continue at more normalized historical levels.

Selling, general and administrative (SG&A) expense in the fiscal 2012 first quarter increased 4.7 percent to $7.8 million from $7.4 million in last fiscal year’s first quarter. Excluding the previously mentioned extraordinary legal expenses related to acquisitions, shareholder matters, and litigation involving a fee dispute and employment matter, SG&A expense would have been approximately $7.0 million in this fiscal year’s first quarter, a decline of approximately 5.4 percent as compared to the fiscal 2011 first quarter. SG&A also included a reduction in executive incentive compensation and a decrease in compensation and travel related expenses as a result of the Company’s recent reduction in force and cost-cutting initiatives.

Income before income taxes and non-controlling interests in the fiscal 2012 first quarter was $1.3 million compared to $6.0 million in the fiscal 2011 first quarter, which included other income of $3.0 million from the sale of land.

Balance Sheet
The Company’s balance sheet as of April 30, 2011, had cash, cash equivalents and investments of $10.7 million, working capital of $31.4 million, total assets of $132.2 million, total bank debt of $43.3 million and total equity of $56.5 million.

Conference Call
As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 10:30 AM Eastern Time to review the financial results for the fiscal 2012 first quarter ended April 30, 2011. To access the call, please dial 1-877-941-9205 from the U.S. or, for international callers, please dial +1-480-629-9692. The live webcast and archived replay of the call can be accessed on the front page of the Investor Relations section of NTS’ website at www.nts.com.

About National Technical Systems
National Technical Systems, Inc. is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.nts.com or call 800-270-2516.

Forward-Looking Statements
The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the Company’s services and products and other risks identified in the Company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

TABLE FOLLOWS

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income

	Three Months Ended
	April 30,
	2011	2010

Net revenues	$37,510,000	$36,132,000
Cost of sales	28,244,000	25,348,000
Gross profit	9,266,000	10,784,000

Selling, general and administrative expense	7,795,000	7,442,000
Equity (income) loss from non-consolidated subsidiary	(21,000)	17,000
Operating income	1,492,000	3,325,000
Other income (expense):
Interest expense, net	(291,000)	(296,000)
Other income, net	50,000	2,991,000
Total other (expense) income, net	(241,000)	2,695,000

Income before income taxes and noncontrolling interests	1,251,000	6,020,000
Income taxes	526,000	2,402,000

Net income	725,000	3,618,000
Net income attributable to noncontrolling interests	(165,000)	(72,000)

Net income attributable to NTS1.	$560,000	$3,546,000

Net income attributable to NTS per common share2.
Basic	$0.05	$0.37
Diluted	$0.05	$0.35

Weighted average common shares outstanding	10,243,000	9,465,000
Dilutive effect of stock options and nonvested shares	407,000	559,000
Weighted average common shares outstanding, assuming dilution	10,650,000	10,024,000

1	Net income attributable to NTS for the fiscal 2011 first quarter included a one-time $1.7 million net-of-tax gain from the sale of land.

2.	Net income attributable to NTS per common share for the fiscal 2011 first quarter included a one-time net-of-tax gain of $0.18 per basic share and $0.17 per diluted share from the sale of land.

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